Exhibit 21.1

AgriFORCE Growing Systems Ltd. LIST OF SUBSIDIARIES :

un(Think) Food Company Canada Ltd.

AgriFORCE Investments Inc.

West Pender Holdings, Inc.

AGI IP Co.

West Pender Consulting Company

un(Think) Food Company

AgriFORCE Europe BV

AgriFORCE Belgium BV

GrowForce BV

AgriFORCE (Barbados) Ltd.